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                                                                   Exhibit 10.17

                                CLOSING AGREEMENT


          THIS CLOSING AGREEMENT dated this 5th day of August, 1997 by and between Laporte Inc., a Delaware corporation ("Seller"), Sovereign Specialty Chemicals, L.P., a Delaware limited partnership ("Sovereign L.P."), and Sovereign Specialty Chemicals, Inc., a Delaware corporation ("SSC"). In connection with and in furtherance of the Closing under the Stock Purchase Agreement dated May 22, 1997 by and between Seller and Sovereign L.P., (the "Stock Purchase Agreement"), the parties agree as follows:

          1. Capitalized terms used herein but not defined herein shall have the meaning ascribed thereto in the Stock Purchase Agreement. To the extent a provision hereof conflicts with a provision of the Stock Purchase Agreement, this Closing Agreement shall govern. This Closing Agreement shall be deemed to have been entered into and effective immediately prior to the Closing.

          2. SSC is hereby made a party to the Stock Purchase Agreement, entitled to the rights and jointly and severally responsible and liable for the obligations of "Buyer" thereunder. Each reference to "Buyer in the Stock Purchase Agreement (other than in Article III thereof) shall be deemed to be a reference to Sovereign L.P. and SSC, jointly and severally. SSC and Sovereign L.P. hereby represent and warrant to Seller as set forth on Schedule I hereto.

          3. Sovereign L.P. shall purchase 21,685 shares of LCCNA at the Closing in consideration of the issuance of the Note. The remainder of the LCCNA Shares shall be purchased by SSC in consideration of the remaining $67,000,000 of the Purchase Price allocable to the LCCNA Shares.

          4. Amounts paid or payable in respect of the trade show booth currently being constructed for LCCNA shall be disregarded in determining Closing Working Capital. Sovereign L.P. and SSC shall at the Closing pay Seller $79,244 representing amounts heretofore paid by LCCNA on account of said booth.

          5. Sovereign L.P. and SSC shall at the Closing pay Seller $25,000, representing amounts payable by Laporte people to KPMG in connection with the review by Ernest & Young L.L.P. of KPMG's work papers in respect of the audited financial statements referred to in Section 4.13 of the Stock Purchase Agreement.

          6. Accruals on account of free goods to be supplied by LCCNA to Lowes and inventory to be repurchased by LCCNA from Lowes in connection with Lowes proposal made in May, 1997 to expand LCCNA's sales to Lowes will be disregarded in determining Closing Working Capital, except that Closing Working Capital will be (x) decreased by an amount equal to 50% of amounts payable to repurchase such inventory and such free goods required to be supplied after Closing, and (y) increased by an amount equal to 50% of amounts paid to repurchase inventory prior to Closing.



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          7. The "Inventory Revaluation Adjustment" of $428,000 for Mercer
arising from the reappraisal of Mercer's inventory valuation policy in respect of overhead absorption will be disregarded in determining Closing Working Capital. In finally determining Closing Working Capital for the Companies, any write-down or write-off or reserve taken in respect of assets included in Closing Working Capital, which write-down, write-off or reserve was not reflected in the calculation of Closing Working Capital set forth on the Estimated Closing Statement, shall be reduced (but not to an amount less than zero) by $428,000 in the aggregate (representing the amount of such Inventory Revaluation Adjustment).

          8. Amounts estimated to be payable by Sovereign L.P. pursuant to the letter dated May 22, 1997 from Seller to Sovereign L.P. in respect of the employment of John Kaziow will be paid by Sovereign L.P. and SSC to Seller at the Closing. This amount will be finally determined (and adjustment payments will be made) in the same manner as Closing Working Capital is finally determined pursuant to Section 1.5 of the Stock Purchase Agreement.

          9. Retained Cash Balances will not be included in Closing Working Capital. Sovereign L.P. and SSC will cause the Companies to distribute Retained Cash Balances as set forth in the memorandum dated July 31, 1997 from Jim Modlin to Kelly Bost, Ken Fischer and Amy Harmon, except that Retained Cash Balances in the three lockbox accounts of the Companies ("Lockbox Cash") will be retained by the Companies to be applied against checks written on the Control Disbursement Accounts on or prior to August 5, 1997 ("Outstanding Checks"). Following the Closing, Seller and SSC will determine whether Lockbox Cash exceeds or is less than the amount of Outstanding Checks. If there is an excess of Lockbox Cash over the amount of Outstanding Checks, Sovereign L.P. and SSC will promptly refund to Seller the difference, and if there is a shortfall of Lockbox Cash below the amount of Outstanding Checks, Seller will promptly reimburse the Companies for the amount of the shortfall. Accounts payable of the Companies shall be reduced by the amount of Outstanding Checks for purposes of calculating Closing Working Capital. Any Retained Cash Balances not so distributed to Seller will be finally determined (and adjustment payments will be made) in the same manner as Closing Working Capital is finally determined pursuant to Section 1.5 of the Stock Purchase Agreement.

          10. Section 4.10 of the Stock Purchase Agreement is hereby amended to delete the second sentence thereof and to insert the following sentence in its place:

          "Notwithstanding the foregoing, Seller shall permit checks written on the Control Disbursement Accounts prior to the Closing which are posted to the Control Disbursement Accounts on the Closing Date to clear and be paid to the extent that accounts payable of the Companies have been reduced by the amount of such checks for purposes of calculating Closing Working Capital (and Buyer shall be responsible for funding the Control Disbursement Accounts in respect of checks written prior to the Closing but posted after the Closing Date).


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          11. Section 4.11 of the Stock Purchase Agreement is hereby amended to delete the last four words of the first sentence thereof and to insert the following words: "within 60 days of the Closing. Buyer shall indemnify and hold harmless the Seller Indemnitees from all Losses incurred by Seller Indemnitees that would not have been incurred by Seller Indemnitees had such updates, amendments and reissuances of Permits occurred effective the Closing."

          12. For the avoidance of doubt, but without limitation of Article VIII of the Stock Purchase Agreement, all obligations of Seller and Evode U.S.A. under the Release, Settlement, and Guarantee Agreement dated June 14, 1995 and the Guaranty Agreement dated April 5, 1984 referred to in item 2 under the heading "Evode-Tanner Industries, Inc." on Schedule 2.1.15 of the Stock Purchase Agreement shall be deemed to be guarantees of Seller and its Affiliates for purposes of Section 4.16 of the Stock Purchase Agreement.

          13. For the avoidance of doubt, a claim for indemnification made pursuant to Article VIII of the Stock Purchase Agreement within the relevant survival periods set forth in Section 8.1 (which, for purposes of Sections 8.2(i) and 8.3(i) will be the survival period of the representation and warranty alleged to have been breached) that is not resolved at the expiration of such survival period shall survive the expiration of such survival period until it is resolved.

          14. For the avoidance of doubt, Seller shall not be responsible for monitoring costs associated with remediation of pollution at Evode's Greenville, South Carolina site payable after the 5th anniversary of the Closing.

          15. Prior to Closing, the employment of Thomas Stabitzski shall be transferred from LCCNA to another Affiliate of Seller (that is not a Company). Seller shall be responsible for all costs associated with such transfer of employment.

          16. All transactions occurring on the Closing Date (and all instruments and agreements executed on the Closing Date) in respect of the financing of the Purchase Price and obtaining title insurance on the Companies' properties shall be deemed to have occurred (or been executed, as the case may be) after the Closing and Sovereign L.P. and SSC shall indemnify and hold harmless Seller Indemnitees from all Losses incurred by them in respect of or arising from such transactions and actions.

          17. Sovereign L.P. and SSC will cooperate with Seller in obtaining for Seller a refund of amounts paid in respect of New York Stock Transfer Stamps purchased in connection with the Closing.

          18. Sovereign L.P. will cause the Companies to amend all of their fictitious name filings as soon as practicable following the Closing to eliminate all references to "Evode" and "Laporte", and will supply Seller and confirmation that such filings have been made.

          19. Section 9.2 of the Stock Purchase Agreement is hereby amended by adding the following new paragraph (i) at the end thereof:


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          "(i) Buyer agrees to, or to cause the Companies to, (i) adopt the
Healthcare Reimbursement and Dependent Care Reimbursement Accounts ("FSAs") under the Laporte Flexible Benefit Plan as of Closing with respect to any Continuing Employee, (ii) continue to maintain such FSAs through December 31, 1997, (iii) assume all liability for the reimbursement of claims incurred by Continuing Employees in 1997 which are reimbursable under the FSAs but were not reimbursed prior to Closing, and (iv) allow Continuing Employees to file claims for reimbursement for such claims through a date which shall be no earlier than March 31, 1998. On and after the Closing Date, Buyer shall be responsible for all benefit claims under the FSAs which are incurred in calendar year 1997, and Seller shall cease to have any liability for such benefits."

          20. Section 9.2 of the Stock Purchase Agreement is hereby amended by adding the following new paragraph (j) at the end thereof:

          "(j) Buyer agrees to make a profit sharing contribution to Buyer's Qualified Plan on behalf of Continuing Employees for the plan year of Buyer's Qualified Plan which includes the Closing Date in an amount not less than the amount accrued by the Companies for the 1997 profit sharing and money purchase pension contributions and reflected in the calculation of Closing Working Capital. Such amounts shall be allocated to each Continuing Employee (whether or not still employed by the Companies when the contribution is made) in proportion to such employees compensation for 1997."

          21. The provisions of Article X of the Stock Purchase Agreement will apply to this Closing Agreement as if it were part of the Stock Purchase Agreement.

          IN WITNESS WHEREOF the parties have caused this Closing Agreement to be duly executed as of the date and year first above written.


                                       LAPORTE INC.




                                       By:  /s/ Thomas J. Riordan
                                          ----------------------------------
                                            Thomas J. Riordan
                                            Vice President


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                                       SOVEREIGN SPECIALTY CHEMICALS, L.P.

                                       By:  Sovereign Chemicals Corporation, its
                                            general partner



                                       By:  /s/ Robert B. Covalt
                                            Robert B. Covalt
                                            Chairman, President and Chief
                                            Executive Officer



                                       SOVEREIGN SPECIALTY CHEMICALS, INC.


                                       By:  /s/ Robert B. Covalt
                                            Robert B. Covalt
                                            Chairman, President and Chief
                                            Executive Officer


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                                                                      SCHEDULE I


          1. Incorporation and Ownership of SSC. SSC is a corporation validly existing and in good standing under the laws of the State of Delaware. All of the outstanding capital and voting stock of SSC is owned of record and beneficially by Sovereign L.P.

          2. Power; Authorization; Consents.

          (a) SSC has the corporate power and corporate authority to execute, deliver and perform this Closing Agreement and the Stock Purchase Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Closing Agreement and the Stock Purchase Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of SSC, and neither any other corporate proceedings on the part of the SSC nor any action by shareholders of SSC are necessary to authorize and approve this Closing Agreement and the Stock Purchase Agreement and the transactions contemplated hereby. This Closing Agreement has been duly executed and delivered by SSC, and the other instruments and documents required or contemplated herein to be executed and delivered by SSC at the Closing will be duly executed and so delivered. This Closing Agreement and the Stock Purchase Agreement constitute, and at the Closing each of such other instruments will constitute, a valid and binding obligation of SSC, enforceable against SSC in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

          (b) Except as otherwise set forth in Schedule 3.2 to the Stock Purchase Agreement, the execution, delivery and performance of this Closing Agreement and the Stock Purchase Agreement by SSC and the consummation of the transactions contemplated hereby and thereby do not and will not:

                  (i) contravene any provisions of SSC's certificate of incorporation or bylaws;

                  (ii) after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination in respect of, any contract, agreement, commitment, understanding or arrangement of any kind to which SSC or any Affiliate of SSC is a party or to which SSC or any of SSC's property is subject, with such exceptions as would not in the aggregate reasonably be expected to have a material adverse effect on SSC's ability to consummate the transactions contemplated hereby and by the Stock Purchase Agreement.

                  (iii) violate or conflict with any material Legal Requirements applicable to SSC or any of it's business or property, except where such violations or conflicts would not in


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the aggregate reasonably be expected to have a material adverse effect on SSC's ability to consummate the transactions contemplated hereby and by the Stock Purchase Agreement; or

                  (iv) require any Government Filing on the part of SSC except for filings under the HSR Act already made (and as to which the waiting period has terminated).

                  3. Brokers. Neither SSC, nor any director, officer or employee thereof, has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement and by the Stock Purchase Agreement.

                  4. Investment Intent of SSC. SSC is receiving the Shares delivered pursuant to the Stock Purchase Agreement for investment purposes for its own account, and not with the view to or in connection with any distribution thereof. SSC understands that the Shares may not be sold, assigned, offered for sale, pledged or otherwise transferred unless such transaction is registered under the Securities Act of 1933 and applicable state securities laws, or exemptions from such registration requirements are available or such requirements are not applicable.

                  5. Financing; Equity. SSC has sufficient funds and/or commitments for any financing which may be necessary to enable SSC to complete payment of the Purchase Price which commitments are in full force and effect. At least $33,000,000 of the Purchase Price will be funded through cash capital contributions to SSC through Sovereign L.P. by partners of Sovereign L.P.


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